Filed pursuant to Rule 424(b)(2)
SEC File No. 333-235468

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 12, 2019)

$2,500,000,000

GENERAL MOTORS FINANCIAL COMPANY, INC.

$300,000,000 Floating Rate Senior Notes due 2025

$1,100,000,000 3.800% Senior Notes due 2025

$1,100,000,000 4.300% Senior Notes due 2029

We are offering $300,000,000 aggregate principal amount of our floating rate senior notes due 2025 (the “Floating Rate Notes”), $1,100,000,000 aggregate principal amount of our 3.800% senior notes due 2025 (the “2025 Notes”) and $1,100,000,000 aggregate principal amount of our 4.300% senior notes due 2029 (the “2029 Notes” and, together with the Floating Rate Notes and the 2029 Notes, the “Notes”).

The Floating Rate Notes will bear interest at a floating rate, reset quarterly, equal to Compounded SOFR (as defined herein), plus 1.30%. We will pay interest on the Floating Rate Notes quarterly in arrears on January 7, April 7, July 7 and October 7 of each year, commencing on July 7, 2022. Interest will accrue on the Floating Rate Notes from the date of original issuance. The Floating Rate Notes will mature on April 7, 2025.

We will pay interest on the 2025 Notes semi-annually in arrears on April 7 and October 7 of each year, commencing on October 7, 2022. We will pay interest on the 2029 Notes semi-annually in arrears on April 6 and October 6 of each year, commencing on October 6, 2022. Interest will accrue on the 2025 Notes and the 2029 Notes from the date of original issuance. The 2025 Notes will mature on April 7, 2025 and the 2029 Notes will mature on April 6, 2029.

We may not redeem the Floating Rate Notes prior to maturity. At our option, we may redeem the 2025 Notes and the 2029 Notes offered hereby, in whole or in part, at any time and from time to time before their maturity, at the redemption prices set forth under “Description of the Notes—Optional Redemption.”

The Notes will be our unsecured senior obligations. The Notes will rank senior in right of payment to all of our existing and future indebtedness and other obligations that are expressly subordinated in right of payment to the Notes; pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated, including, without limitation, our other senior notes; effectively junior to any of our secured indebtedness and other secured obligations to the extent of the assets securing such indebtedness or other secured obligations; and effectively junior to any liabilities of our subsidiaries.

We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Currently there is no public market for any series of the Notes.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Floating Rate Note	Total	Per 2025 Note	Total	Per 2029 Note	Total
Public offering price(1)	100.000%	$300,000,000	99.980%	$1,099,780,000	99.821%	$1,098,031,000
Underwriting discounts	0.250%	$750,000	0.250%	$2,750,000	0.400%	$4,400,000
Proceeds, before expenses, to us	99.750%	$299,250,000	99.730%	$1,097,030,000	99.421%	$1,093,631,000

(1)	Plus accrued interest, if any, from the date of original issuance.

The underwriters expect to deliver the Notes to the purchasers in book-entry only form through the facilities of The Depository Trust Company, including its participants Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, on or about April 7, 2022.

Joint Book-Running Managers

Barclays	BNP PARIBAS	Citigroup	Deutsche Bank Securities	RBC Capital Markets	TD Securities

Co-Managers

CIBC Capital Markets	ING	Loop Capital Markets	Academy Securities	Blaylock Van, LLC	Ramirez & Co., Inc.

The date of this prospectus supplement is April 4, 2022.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time.

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate as of their respective dates. The information in documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the respective dates of those documents. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement will control. To the extent the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information in the more recent document.

Before you decide to invest in the Notes, you should carefully read this prospectus supplement, the accompanying prospectus, the registration statement described in the accompanying prospectus (including the exhibits thereto), any applicable free writing prospectuses and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under the caption “Incorporation of Certain Documents by Reference.”

We are not making offers to sell the Notes or soliciting offers to purchase the Notes in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the “Risk Factors” section, and our financial statements and the notes to those financial statements.

Overview

General Motors Financial Company, Inc. (sometimes referred to as “we,” “us,” “our” or “our company”) is the wholly-owned captive finance subsidiary of General Motors Company (“GM”) and a global provider of automobile financing solutions. We offer automobile loans and leases and commercial dealer loans throughout many different regions, subject to local regulations and market conditions. We evaluate our business in two operating segments: North America (the “North America Segment”) and international (the “International Segment”). The North America Segment includes our operations in the United States and Canada. The International Segment includes our operations in all other countries.

Corporate Information

We were incorporated in Texas on May 18, 1988, and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas on August 1, 1986. Our predecessor began operations in March 1987, and the business has been operated continuously since that time. Our principal executive offices are located at 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, and our telephone number is (817) 302-7000.

The Offering

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details about the Notes and this offering contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Notes and the Indenture (as defined below), see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	General Motors Financial Company, Inc.

Securities Offered	$300,000,000 aggregate principal amount of floating rate senior notes due 2025.

$1,100,000,000 aggregate principal amount of 3.800% senior notes due 2025.

$1,100,000,000 aggregate principal amount of 4.300% senior notes due 2029.

Maturity Dates	The Floating Rate Notes will mature on April 7, 2025, the 2025 Notes will mature on April 7, 2025 and the 2029 Notes will mature on April 6, 2029.

Interest Payment Dates	Interest on the Floating Rate Notes will be payable quarterly in arrears on January 7, April 7, July 7 and October 7 of each year, commencing on July 7, 2022. Interest on the 2025 Notes will be payable semi-annually in arrears on April 7 and October 7 of each year, commencing on October 7, 2022. Interest on the 2029 Notes will be payable semi-annually in arrears on April 6 and October 6 of each year, commencing on October 6, 2022.

Interest	Interest on the Floating Rate Notes will accrue at a floating rate, reset quarterly on each Floating Rate Interest Payment Date (as defined herein), equal to Compounded SOFR, plus 1.30% (as described in “Description of the Notes—Principal, Maturity and Interest”). See “The Secured Overnight Financing Rate and the SOFR Index” for additional information.

Interest on the 2025 Notes will accrue at a rate of 3.800% per annum and interest on the 2029 Notes will accrue at a rate of 4.300% per annum.

Ranking	The Notes will be our unsecured senior obligations. The Notes will rank senior in right of payment to all of our existing and future indebtedness and other obligations that are expressly subordinated in right of payment to the Notes; pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated; effectively junior to any of our secured indebtedness and other secured obligations to the extent of the assets securing such indebtedness or other secured obligations; and effectively junior to any liabilities of our subsidiaries.

We and our subsidiaries have a significant amount of outstanding indebtedness. For a description of such indebtedness, see notes 7, 8 and 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Certain Covenants Certain Covenants	We will issue the Notes under the Indenture (as defined herein), which will contain covenants limiting our ability to sell all or substantially all of our assets or merge or consolidate with or into other companies and limiting our and our restricted subsidiaries’ ability to incur certain liens. These covenants are subject to a number of important limitations and exceptions, and in many circumstances may not significantly restrict our or our subsidiaries’ ability to take the actions described above. For more details, see “Description of the Notes—Certain Covenants.”

Optional Redemption	We may not redeem the Floating Rate Notes prior to maturity. At our option, we may redeem the 2025 Notes and the 2029 Notes, in whole or in part from time to time, at the redemption prices set forth under “Description of the Notes—Optional Redemption.”

Form and Denomination	The Notes will be issued in fully registered form and will be represented by global securities without interest coupons. The global securities will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”) in New York, New York. Investors may elect to hold interests in the global securities through DTC and its direct or indirect participants as described under “Global Securities—Book-Entry, Delivery and Form” in the accompanying prospectus. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $2.49 billion, after deducting the underwriting discounts and the estimated expenses of this offering. The net proceeds from this offering will be added to our general funds and will be available for general corporate purposes. See “Risk Factors” and “Use of Proceeds.”

Further Issuances	The Indenture does not limit the amount of other debt that we may incur. We reserve the right, from time to time and without the consent of any holders of the Notes, to re-open each series of the Notes on terms identical in all respects to the outstanding Notes of such series (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional Notes will be consolidated with, form a single series with and increase the aggregate principal amount of the Notes of such series. See “Description of the Notes—Further Issuances.”

Absence of a Public Market for the Notes	Each series of the Notes will be a new issue of securities for which there is no established market. Accordingly, there can be no assurance that any markets for the Notes will develop or as to the liquidity of any market that may develop. We have been advised by certain of the underwriters that they intend to make a market in each series of the Notes. However, they are not obligated to do so and any market-making with respect to the Notes may be discontinued without notice. See “Underwriting.”

Calculation Agent	Computershare Trust Company, N.A.

Governing Law

The Indenture and the Notes will be governed by the laws of the State of New York.

Risk Factors	Investing in the Notes involves substantial risks. You should carefully consider the risk factors set forth or referred to under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as the other reports we file from time to time with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Any investment in the Notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the Notes, including the risks under the heading “Risk Factors” in the accompanying prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as the other reports we file from time to time with the SEC that are incorporated by reference herein. The risks and uncertainties described below, in the accompanying prospectus and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. The risks discussed below, in the accompanying prospectus and in the incorporated documents also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Related to the Floating Rate Notes

The Secured Overnight Financing Rate published by the New York Federal Reserve has a limited history. The future performance of the Secured Overnight Financing Rate cannot be predicted based on the historical performance of the Secured Overnight Financing Rate.

Publication of the Secured Overnight Financing Rate (as defined under “Description of the Notes”) began on April 3, 2018 and it therefore has a limited history. The future performance of the Secured Overnight Financing Rate cannot be predicted based on the limited historical performance. The level of the Secured Overnight Financing Rate during the term of the Floating Rate Notes may bear little or no relation to the historical level of the Secured Overnight Financing Rate. Prior observed patterns, if any, in the behavior of market variables and their relation to the Secured Overnight Financing Rate, such as correlations, may change in the future. While some pre-publication historical data have been released by the New York Federal Reserve (as defined under “Description of the Notes”), such analysis inherently involves assumptions, estimates and approximations. The future performance of the Secured Overnight Financing Rate is impossible to predict, and therefore no future performance of the Secured Overnight Financing Rate or the Notes may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Secured Overnight Financing Rate or the Floating Rate Notes. Changes in the levels of the Secured Overnight Financing Rate will affect Compounded SOFR and, therefore, the return on the Floating Rate Notes and the trading price of the Floating Rate Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that Compounded SOFR or the Secured Overnight Financing Rate will be positive.

Any failure of the Secured Overnight Financing Rate to gain market acceptance could adversely affect value of the Floating Rate Notes.

The Secured Overnight Financing Rate may fail to gain market acceptance. The Secured Overnight Financing Rate was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the U.S. dollar London Interbank Offered Rate (“LIBOR”) in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement (“repo”) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider the Secured Overnight Financing Rate to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of the Secured Overnight Financing Rate. Any failure of the Secured

Overnight Financing Rate to gain market acceptance could adversely affect the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

The interest rate on the Floating Rate Notes is based on Compounded SOFR and the SOFR Index, both of which are relatively new in the marketplace.

For each Interest Period (as defined under “Description of the Notes”), the interest rate on the Floating Rate Notes is based on Compounded SOFR, which is calculated according to the specific formula described under “Description of the Notes—Principal, Maturity and Interest—Floating Rate Notes” using the SOFR Index published by the New York Federal Reserve, and not by using the Secured Overnight Financing Rate published on or in respect of a particular date during such Interest Period or an arithmetic average of Secured Overnight Financing Rates during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any Interest Period will not necessarily be the same as the interest rate on other Secured Overnight Financing Rate-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the Secured Overnight Financing Rate in respect of a particular date during an Interest Period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the Floating Rate Interest Payment Date for such Interest Period.

In addition, very limited market precedent exists for securities that use the Secured Overnight Financing Rate as the interest rate, and the method for calculating an interest rate based upon the Secured Overnight Financing Rate in those precedents varies. Furthermore, the New York Federal Reserve only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for Compounded SOFR used in the Floating Rate Notes may not be widely adopted by other market participants, if at all. You should carefully review the specific formula for Compounded SOFR used in the Indenture and the Floating Rate Notes before making an investment in the Floating Rate Notes. If the market adopts a different calculation method than used in the Indenture and the Floating Rate Notes, that would likely adversely affect the market value of the Floating Rate Notes. For additional information regarding the SOFR Index, see “The Secured Overnight Financing Rate and the SOFR Index—SOFR Index” below.

Compounded SOFR and, therefore, the total amount of interest payable with respect to a particular Interest Period will only be capable of being determined near the end of the relevant Interest Period.

Compounded SOFR applicable to a particular Interest Period and, therefore, the total amount of interest payable with respect to such Interest Period will be determined on the Interest Determination Date (as defined under “Description of the Notes”) for such Interest Period. Because each such date is near the end of such Interest Period, you will not know the total amount of interest payable with respect to a particular Interest Period until shortly prior to the related Floating Rate Interest Payment Date, and it may be difficult for you to reliably estimate the total amount of interest that will be payable on each such Floating Rate Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Floating Rate Notes.

The composition and characteristics of the Secured Overnight Financing Rate may be more volatile and are not the same as those of LIBOR. There is no guarantee that the Secured Overnight Financing Rate is a comparable substitute for LIBOR.

In June 2017, the New York Federal Reserve’s Alternative Reference Rates Committee (the “ARRC”) announced the Secured Overnight Financing Rate as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of the Secured Overnight Financing Rate are not the same as those of LIBOR. The Secured Overnight Financing Rate is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions. This means that the Secured Overnight Financing Rate is fundamentally different from LIBOR for two key reasons. First, the Secured Overnight Financing Rate is a secured rate, while LIBOR is an unsecured rate. Second, the Secured Overnight Financing Rate is an overnight rate, while LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that the Secured Overnight Financing Rate will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, because publication of the Secured Overnight Financing Rate began on April 3, 2018, daily changes in the Secured Overnight Financing Rate have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of the Secured Overnight Financing Rate, the return on and value of the Floating Rate Notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of the Secured Overnight Financing Rate has reflected the underlying volatility of the overnight U.S. Treasury repo market. The New York Federal Reserve has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the New York Federal Reserve will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Floating Rate Notes. For additional information regarding the Secured Overnight Financing Rate, see “The Secured Overnight Financing Rate and the SOFR Index—Secured Overnight Financing Rate” below.

The secondary trading market for notes linked to the Secured Overnight Financing Rate may be limited.

The Floating Rate Notes will not have an established trading market when issued. Because the Secured Overnight Financing Rate is a relatively new market rate, an established trading market may never develop or may not be very liquid. Market terms for debt securities that are linked to the Secured Overnight Financing Rate (such as the Floating Rate Notes), such as the spread over Compounded SOFR used to determine the interest payable on the Floating Rate Notes, may evolve over time and, as a result, trading prices of the Floating Rate Notes may be lower than those of later-issued debt securities that are linked to the Secured Overnight Financing Rate. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in debt securities that are similar to the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than that of debt securities that are linked to rates that are more widely used. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the Floating Rate Notes in the secondary market will have to make assumptions as to the future performance of the Secured Overnight Financing Rate during the applicable Interest Period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

The administrator of the Secured Overnight Financing Rate may make changes that could change the value of the Secured Overnight Financing Rate or discontinue the Secured Overnight Financing Rate and has no obligation to consider your interests in doing so.

The New York Federal Reserve, as administrator of the Secured Overnight Financing Rate, may make methodological or other changes that could change the value of the Secured Overnight Financing Rate, including changes related to the method by which the Secured Overnight Financing Rate is calculated, eligibility criteria applicable to the transactions used to calculate the Secured Overnight Financing Rate or timing related to the publication of the Secured Overnight Financing Rate. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Floating Rate Notes, which may adversely affect the trading prices of the Floating Rate Notes. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the Secured Overnight Financing Rate (in which case a fallback method of determining the interest rate on the Floating Rate Notes, as further described under “Description of the Notes—Principal, Maturity and Interest—Floating Rate Notes—Effect of a Benchmark Transition Event,” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the Secured Overnight Financing Rate.

The SOFR Index may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.

The SOFR Index is published by the New York Federal Reserve based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule or rate revision practices, or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which the Secured Overnight Financing Rate is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Notes and the trading prices of the Floating Rate Notes. In addition, the New York Federal Reserve may withdraw, modify or amend the published SOFR Index or Secured Overnight Financing Rate data in its sole discretion and without notice. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or Secured Overnight Financing Rate data that the New York Federal Reserve may publish after the interest rate for that Interest Period has been determined.

If the Secured Overnight Financing Rate is discontinued, the Floating Rate Notes will bear interest by reference to a different base rate, which could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes. There is no guarantee that any replacement base rate will be a comparable substitute for the Secured Overnight Financing Rate.

Under certain circumstances, the interest rate on the Floating Rate Notes will no longer be determined by reference to the Secured Overnight Financing Rate, but instead will be determined by reference to a different rate, which will be a different Benchmark (as defined under “Description of the Notes”) than the Secured Overnight Financing Rate plus a spread adjustment.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment (each as defined under “Description of the Notes”) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined under “Description of the Notes”) (such as the ARRC), (ii) the International Swaps and Derivatives Association, Inc. or (iii) in certain circumstances, us or our designee. In addition, the terms of the Floating Rate Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined under “Description of the Notes”) with respect to, among other things, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Notes in connection with a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

In addition: (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the Secured Overnight Financing Rate, the Benchmark Replacement will not be the economic equivalent of Secured Overnight Financing Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as Secured Overnight Financing Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for the Secured Overnight Financing Rate (each of which means that a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes); (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Notes; (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited; and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement, and may have no obligation to consider your interests in doing so.

We or our designee will have authority to make determinations, elections, calculations and adjustments that could affect the value of and your return on the Floating Rate Notes.

We or our designee will make determinations, decisions, elections, calculations and adjustments with respect to the Floating Rate Notes as set forth under “Description of the Notes” below that may adversely affect the value of and your return on the Floating Rate Notes. In addition, we or our designee may determine the Benchmark Replacement and the Benchmark Replacement Adjustment and can apply any Benchmark Replacement Conforming Changes deemed reasonably necessary to adopt the Benchmark Replacement. Although we or our designee will exercise judgment in good faith when performing such functions, potential conflicts of interest may exist between us or our designee and you. All determinations, decisions and elections by us or our designee are in our or such designee’s sole discretion and will be conclusive for all purposes and binding on us and holders of the Floating Rate Notes absent manifest error. Further, notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, all determinations, decisions and elections by us or our designee will become effective without consent from the holders of the Floating Rate Notes or any other party. In making the determinations, decisions and elections noted under “Description of the Notes—Principal, Maturity and Interest—Floating Rate Notes—Effect of a Benchmark Transition Event” below, we or our designee may have economic interests that are adverse to your interests. Because the Benchmark Replacement is uncertain, we or our designee are likely to exercise more discretion in respect of calculating interest payable on the Floating Rate Notes than would be the case in the absence of a Benchmark Transition Event and its related Benchmark Replacement Date (as defined under “Description of the Notes”). These potentially subjective determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus supplement, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” or “anticipate” and other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus supplement will happen as described or that they will happen at all. You should read this prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. In evaluating these statements, you should specifically consider the risks referred to under the heading “Risk Factors” in this prospectus supplement, and in the reports we file from time to time with the SEC and incorporate by reference herein.

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC, and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $2.49 billion, after deducting underwriting discounts and the estimated expenses of this offering. The net proceeds from this offering will be added to our general funds and will be available for general corporate purposes.

THE SECURED OVERNIGHT FINANCING RATE AND THE SOFR INDEX

Secured Overnight Financing Rate

The Secured Overnight Financing Rate is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that the Secured Overnight Financing Rate includes all trades in the Broad General Collateral Rate (as defined by the New York Federal Reserve), plus bilateral U.S. Treasury repo transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of DTC. The Secured Overnight Financing Rate is filtered by the New York Federal Reserve to remove a portion of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that the Secured Overnight Financing Rate is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as general collateral finance repurchase agreement transaction data and data on bilateral U.S. Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of DTC. If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. The Secured Overnight Financing Rate would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its trading desk of primary dealers’ repo borrowing activity. Such daily survey may include information reported by the underwriters for this offering or their affiliates. The New York Federal Reserve notes on its publication page for the Secured Overnight Financing Rate that use of the Secured Overnight Financing Rate is subject to important limitations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the Secured Overnight Financing Rate at any time without notice.

Each U.S. Government Securities Business Day (as defined under “Description of the Notes”), the New York Federal Reserve publishes the Secured Overnight Financing Rate on its website at approximately 8:00 A.M., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of the Secured Overnight Financing Rate but on that same day, the Secured Overnight Financing Rate and the accompanying summary statistics may be republished at approximately 2:30 P.M., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

As the Secured Overnight Financing Rate is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or the Secured Overnight Financing Rate data that the New York Federal Reserve may publish after the interest rate for such Interest Period has been determined. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Floating Rate Notes and the trading prices of the Floating Rate Notes.

The New York Federal Reserve began to publish the Secured Overnight Financing Rate in April 2018. The New York Federal Reserve has also begun publishing historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, because the Secured Overnight Financing Rate is a relatively new market index, the Floating Rate Notes will likely have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to the Secured Overnight Financing Rate, such as the spread over the index reflected in interest rate provisions, may evolve over time, and, as a result, trading prices of the Floating Rate Notes may be lower than those of later-issued indexed debt securities as a result. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

SOFR Index

The SOFR Index is published by the New York Federal Reserve and measures the cumulative impact of compounding the Secured Overnight Financing Rate on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of the Secured Overnight Financing Rate. The SOFR Index value reflects the effect of compounding the Secured Overnight Financing Rate each business day, and allows the calculation of compounded Secured Overnight Financing Rate averages over custom time periods.

The New York Federal Reserve notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice.

The information contained in this section is based upon the New York Federal Reserve’s Website and other U.S. government sources.

DESCRIPTION OF THE NOTES

General

We will issue the Notes pursuant to an indenture (as amended and supplemented to the date hereof, the “Base Indenture”), dated as of October 13, 2015, between us and Computershare Trust Company, N.A., as trustee (as successor to Wells Fargo Bank, National Association, the “Trustee”), as supplemented by the forty-sixth supplemental indenture thereto (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), to be dated on or about the date of original issuance, between us and the Trustee. Each series of the Notes will be issued as a separate series of debt securities under the Indenture, and will be treated as such for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. This “Description of the Notes” and the section entitled “Description of Debt Securities” in the accompanying prospectus summarize certain material provisions of the Indenture, but do not purport to be complete and are qualified in their entirety by reference to the Indenture. This “Description of the Notes” supplements the “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent, replaces such description in the accompanying prospectus. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this summary, the terms “we,” “us,” “our” and “our company” refer only to General Motors Financial Company, Inc. and not to any of its Subsidiaries or affiliates.

Ranking

The Notes will be our general unsecured obligations and will rank:

•	senior in right of payment to all of our existing and future indebtedness and other obligations that are expressly subordinated in right of payment to the Notes;

•	pari passu in right of payment with all of our existing and future indebtedness that is not so subordinated, including, without limitation, our other senior notes;

•	effectively junior to any of our secured indebtedness and other secured obligations to the extent of the assets securing such indebtedness or other secured obligations; and

•	effectively junior to any liabilities of our Subsidiaries, including Receivables Entities.

The Notes will not be guaranteed by any of our Subsidiaries or affiliates or any other person, and will rank effectively junior to our and our Subsidiaries’ indebtedness and other obligations under Bank Lines, Residual Funding Facilities and any Permitted Receivables Financing, and certain obligations under Credit Enhancement Agreements. See “Risk Factors—Risks Related to Debt Securities—None of our subsidiaries are guarantors of any debt securities, and therefore any debt securities will be structurally subordinated to the liabilities of our subsidiaries” and “Risk Factors—Risks Related to Debt Securities—Although certain debt securities are referred to as “senior notes,” such debt securities are effectively subordinated to the rights of our existing and future secured creditors” in the accompanying prospectus. In addition, our operations are conducted through our Subsidiaries and, therefore, we are dependent upon the cash flows of our Subsidiaries to meet our obligations, including our obligations under the Notes. See “Risk Factors—Risks Related to Securities—Our ability to service our debt is dependent upon our subsidiaries” in the accompanying prospectus. We and our Subsidiaries have a significant amount of outstanding Indebtedness. For a description of such Indebtedness, including Indebtedness of our Receivables Entities and guarantees provided by us to our Subsidiaries, see notes 7, 8 and 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Further Issuances

The Indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the Notes, issue other debt securities under the Base Indenture in addition to the Notes. We reserve the right, from time to time and without the consent of any holders of Notes, to re-open each series of the Notes on terms identical in all respects to the outstanding Notes of such series (except for the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional Notes will be consolidated with, form a single series with and increase the aggregate principal amount of the Notes of such series; provided that if any additional notes issued are not fungible with the Notes of a particular series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Principal, Maturity and Interest

We will initially issue an aggregate principal amount of $300,000,000 of the Floating Rate Notes, $1,100,000,000 of the 2025 Notes and $1,100,000,000 of the 2029 Notes.

Principal, premium, if any, and interest, if any, on the Notes will be payable at the office or agency we designate for such purpose within the City and State of New York. We will make payments of principal, premium, if any, and interest, if any, in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. Unless otherwise designated by us, our office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Floating Rate Notes

The Floating Rate Notes will mature on April 7, 2025.

The Floating Rate Notes will bear interest at a floating rate, reset quarterly on each Floating Rate Interest Payment Date, equal to Compounded SOFR, plus 1.30%. In no event will the interest on the Floating Rate Notes be less than zero. Interest on the Floating Rate Notes will be payable quarterly in arrears on January 7, April 7, July 7 and October 7 of each year, commencing on July 7, 2022, and at maturity (each a “Floating Rate Interest Payment Date”), to holders of record on the date that is 15 calendar days prior to each Floating Rate Interest Payment Date. Interest on the Floating Rate Notes will accrue from and including the most recent Floating Rate Interest Payment Date or, if no interest has been paid, from the settlement date of the Floating Rate Notes. If the January 7, April 7, July 7 or October 7 of any year is not a Business Day, then the next succeeding Business Day will be the applicable Floating Rate Interest Payment Date and interest on the Floating Rate Notes will be paid on such next succeeding Business Day (unless such next succeeding Business Day falls in the succeeding calendar month, in which case the applicable Floating Rate Interest Payment Date will be the Business Day immediately preceding such January 7, April 7, July 7 or October 7, and interest on the Floating Rate Notes will be paid on such immediately preceding Business Day). If the maturity date of the Floating Rate Notes is not a Business Day, the payment of principal of, and interest on, the Floating Rate Notes will be made on the next succeeding Business Day, and no interest will accrue for the period from and after the maturity date.

The “initial Interest Period” means the period from and including the settlement date of the Floating Rate Notes to, but excluding, the first Floating Rate Interest Payment Date. Thereafter, each “Interest Period” means the period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

The interest rate for the initial Interest Period will be Compounded SOFR determined on July 5, 2022, plus 1.30%. Thereafter, the interest rate for any Interest Period will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding such Floating Rate Interest Payment Date (the “Interest Determination Date”), plus a margin of 1.30%.

Computershare Trust Company, N.A., or its successor appointed by us, will act as calculation agent.

The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360.

As used herein the following terms have the meanings assigned to them:

“Compounded SOFR” means, with respect to any Interest Period, the rate computed in accordance with the following formula set forth below (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.753973% (or .09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398)):

where:

“SOFR IndexStart” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day that is two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date relating to such Interest Period; and

“dc” is the actual number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (the actual number of calendar days in the applicable Observation Period).

For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the New York Federal Reserve as such index appears on the New York Federal Reserve’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Determination Time”); provided that:

(2)	if a SOFR Index value does not so appear as specified in clause (1) above at the SOFR Determination Time, then:

(i)

if a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable” provisions described below; or

(ii)

if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means, in respect of each Interest Period, the period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the settlement date of the Floating Rate Notes to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

“Secured Overnight Financing Rate” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

SOFR Index Unavailable

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the New York Federal Reserve’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily Secured Overnight Financing Rate (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website.

Effect of a Benchmark Transition Event

If we or our designee determine on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of all determinations on such date and for all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by us or our designee pursuant to this section, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1)	will be conclusive and binding absent manifest error;

(2)	will be made in our or our designee’s sole discretion; and

(3)

notwithstanding anything to the contrary in the documentation relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

As used herein the following terms have the meanings assigned to them:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published daily SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the Interest Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Fixed Rate Notes

The 2025 Notes will mature on April 7, 2025 and the 2029 Notes will mature on April 6, 2029 (in each case, unless earlier redeemed). Interest on the 2025 Notes will accrue at the rate of 3.800% per annum and interest on the 2029 Notes will accrue at the rate of 4.300% per annum. Interest on the 2025 Notes will be payable semi-annually in arrears on April 7 and October 7 of each year, commencing on October 7, 2022, and at maturity and interest on the 2029 Notes will be payable semi-annually in arrears on April 6 and October 6 of each year, commencing on October 6, 2022, and at maturity (each a “Fixed Rate Interest Payment Date”), to holders of record of the applicable series of Notes on the date that is 15 calendar days prior to such interest payment date.

Interest on the 2025 Notes and the 2029 Notes will accrue from and including the most recent Fixed Rate Interest Payment Date or, if no interest has been paid, from the settlement date of the 2025 Notes or the 2029 Notes, as applicable. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Fixed Rate Interest Payment Date, stated maturity date or earlier redemption date for the 2025 Notes or the 2029 Notes falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest, if any, on the next succeeding Business Day, and no interest will accrue on the amount so payable for the intervening period.

Optional Redemption

We may not redeem the Floating Rate Notes prior to maturity.

Prior to maturity, in the case of the 2025 Notes, and prior to the Par Call Date, in the case of the 2029 Notes, we may redeem the 2025 Notes and the 2029 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed , discounted to the date of redemption (assuming the 2029 Notes matured on the Par Call Date) on a semi-annual basis at the Treasury Rate (as defined below) plus 20 basis points, in the case of the 2025 Notes, or 30 basis points, in the case of the 2029 Notes, less (b) interest accrued to the date of redemption, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

If the redemption date is after a record date and on or prior to a corresponding interest payment date, interest will be paid on the redemption date to the holder of record on the record date.

At least 10 days, but not more than 60 days, before a redemption date, we will send or cause to be sent a notice of redemption to each holder of the Notes to be redeemed. The notice of redemption for such Notes will state, among other things, the amount and series of Notes to be redeemed, the redemption date, the redemption price and that, unless we default in making such redemption payment, interest on such Notes called for redemption ceases to accrue on and after the redemption date. Once notice of redemption is sent, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price.

If money sufficient to pay the redemption price of the Notes to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such Notes or portions thereof called for redemption.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

We may at any time, and from time to time, purchase Notes at any price or prices by means other than a redemption, whether by tender offer, open-market purchases, negotiated transactions or otherwise.

The redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months. Our actions and determinations in determining the redemption prices shall be conclusive and binding for all purposes, absent manifest error. For purposes of calculating the redemption prices, the following terms will have the meanings set forth below.

“Par Call Date” means February 6, 2029 (the date that is two months prior to the stated maturity date for the 2029 Notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs:

(1)

the Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(i)

the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date, in the case of the 2025 Notes, or the Par Call Date, in the case of the 2029 Notes (such period, the “Remaining Life”);

(ii)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields (one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life) and shall interpolate to the maturity date, in the case of the 2025 Notes, or the Par Call Date, in the case of the 2029 Notes, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(iii)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

(for purposes of this paragraph (1), the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date); or

(2)

If on the third Business Day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date, in the case of the 2025 Notes, or the Par Call Date, in the case of the 2029 Notes, as applicable. If there is no United States Treasury security maturing on the maturity date, in the case of the 2025 Notes, or on the Par Call Date, in the case of the 2029 Notes, but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date, in the case of the 2025 Notes, or the Par Call Date, in the case of the 2029 Notes, one with a maturity date preceding the maturity date, in the case of the 2025 Notes, or Par Call Date, in the case of the 2029 Notes, and one with a maturity date following the maturity date, in the case of the 2025 Notes, or Par Call Date, in the case of the 2029 Notes, we shall select the United States Treasury security with a maturity date preceding the maturity date, in the case of the 2025 Notes, or the Par Call Date, in the case of the 2029 Notes. If there are two or more United States Treasury securities maturing on the maturity date, in the case of the 2025 Notes, or on the Par Call Date, in the case of the 2029 Notes, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Certain Covenants

In addition to the covenants described under “Description of Debt Securities—Certain Covenants” in the accompanying prospectus, the Notes will be subject to the following restrictive covenant:

Liens

The Indenture will provide that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur or assume any Lien of any kind (other than Permitted Liens) upon any of our or their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations giving rise to such Lien are no longer secured by a Lien.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition has been provided.

“Bank Lines” means, with respect to us or any of our Restricted Subsidiaries, one or more debt facilities with banks or other lenders providing for revolving credit loans and/or letters of credit.

“Board of Directors” means our board of directors or any committee of that board duly authorized to act generally or in any particular respect for us under the Indenture.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to remain closed and, in the case of calculating Compounded SOFR with respect to the Floating Rate Notes, is also a U.S. Government Securities Business Day.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities and all goodwill, trade names, trademarks, unamortized debt discounts and expense and other like intangibles of our company and our consolidated Subsidiaries, all as set forth in the most recent balance sheet of our company and our consolidated Subsidiaries prepared in accordance with GAAP.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by us, any of our Restricted Subsidiaries or any Receivables Entity for the purpose of providing credit support for one or more Receivables Entities or any of their respective securities, debt instruments, obligations or other Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, consistently applied.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

“Indebtedness” means, with respect to any Person, without duplication, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (“UCC”)).

“Non-Domestic Entity” means a Person not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Permitted Liens” means:

(i)	Liens existing on the date of the Base Indenture;

(ii)	Liens to secure securities, debt instruments or other Indebtedness of one or more Receivables Entities or guarantees thereof;

(iii)	Liens to secure Indebtedness under a Residual Funding Facility or guarantees thereof;

(iv)

Liens to secure Indebtedness and other obligations (including letter of credit indemnity obligations and obligations relating to expenses with respect to debt facilities) under Bank Lines or guarantees thereof;

(v)

Liens on spread accounts, reserve accounts and other credit enhancement assets, Liens on the Capital Stock of our Subsidiaries, substantially all of the assets of which are spread accounts, reserve accounts and/or other credit enhancement assets, and Liens on interests in one or more Receivables Entities, in each case incurred in connection with Credit Enhancement Agreements, Residual Funding Facilities or issuances of securities, debt instruments or other Indebtedness by a Receivables Entity;

(vi)	Liens on property existing at the time of acquisition of such property (including properties acquired through merger or consolidation);

(vii)

Liens securing Indebtedness incurred to finance the construction or purchase of property of our company or any of our Subsidiaries (but excluding Capital Stock of another Person); provided that any such Lien may not extend to any other property owned by our company or any of our Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the later of the acquisition or completion of construction of the property subject to the Lien;

(viii)	Liens securing Hedging Obligations;

(ix)

Liens to secure any Refinancing Indebtedness incurred to refinance any Indebtedness and all other obligations secured by any Lien referred to in the foregoing clause (i); provided that such new Lien shall be limited to all or part of the same property or type of property that secured the original Lien, and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i) of this definition at the time the original Lien became a Permitted Lien;

(x)	Liens in favor of us or any of our Subsidiaries;

(xi)	Liens of our company or any Restricted Subsidiary of our company with respect to obligations that do not exceed five percent of Consolidated Net Tangible Assets;

(xii)

Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties);

(xiii)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(xiv)

Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(xv)

Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(xvi)	Liens on equipment of our company or any of our Restricted Subsidiaries granted in the ordinary course of business;

(xvii)	deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xviii)	purported Liens evidenced by filings of precautionary UCC financing statements relating solely to operating leases of personal property;

(xix)	Liens evidenced by UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by us or any Restricted Subsidiary in the ordinary course of business;

(xx)	Liens on accounts, payment intangibles, chattel paper, instruments and/or other Receivables granted in connection with sales of any of such assets; and

(xxi)	Liens on Receivables and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing.

“Permitted Receivables Financing” means any facility, arrangement, transaction or agreement (i) pursuant to which our company or any Restricted Subsidiary finances the acquisition or origination of Receivables with, or sells Receivables that it has acquired or originated to, a third party on terms that the Board of Directors has concluded are customary and market-standard, and/or (ii) that grants Liens to, or permits filings of precautionary UCC financing statements by, the third party against our company or our Restricted Subsidiaries, as applicable, under such facility, arrangement, transaction or agreement relating to the subject Receivables, related assets and/or proceeds.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government, governmental agency or political subdivision thereof or any other entity.

“Receivable” means each of the following: (i) any right to payment of a monetary obligation, including, without limitation, any promissory note, financing agreement, installment sale contract, lease contract, insurance or service contract, or any credit, debit or charge card receivable, and (ii) any assets related to such receivables, including, without limitation, any collateral securing, or property leased under, such receivables.

“Receivables Entity” means each of the following: (i) any Person (whether or not a Subsidiary of our company) established for the purpose of transferring or holding Receivables or issuing securities, debt instruments or other Indebtedness backed by Receivables and/or Receivable-backed securities, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness; and (ii) any Subsidiary of our company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness.

“Refinancing Indebtedness” means any Indebtedness of our company or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of our company or any of our Restricted Subsidiaries.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to us or any Subsidiary based upon residual, subordinated or retained interests in Receivables Entities or any of their respective securities, debt instruments or other Indebtedness.

“Restricted Subsidiary” means any Subsidiary of our company that is not a Receivables Entity or Non-Domestic Entity.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any business trust in respect to which such Person or one or more of the other Subsidiaries of that Person (or a combination hereof) is the beneficial owner of the residual interest and (iii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the Notes.

This discussion is limited to holders who hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the Notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Stated Interest

Stated interest on a Note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Original Issue Discount

The Notes are not expected to be issued with original issue discount (“OID”) for U.S. federal income tax purposes. A series of the Notes will, however, generally be treated as issued with OID if the stated principal amount of such Notes exceeds their issue price (as described above) by an amount equal to or greater than a statutorily defined de minimis amount. Generally, de minimis OID is equal to 0.0025 of the stated principal amount of such Notes multiplied by the number of complete years to maturity. In the event that a series of the Notes is issued with OID, U.S. Holders of such Notes will generally be required to include such OID in gross income (as ordinary income) for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of the U.S. Holder’s regular method of tax accounting. As a result, U.S. Holders will generally include any OID in income in advance of the receipt of cash attributable to such income.

In the event that a series of the Notes is issued with OID, the amount of OID includible in income by a U.S. Holder is the sum of the “daily portions” of OID with respect to a Note of such series for each day during the taxable year or portion thereof in which such U.S. Holder holds such Note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a Note may be of any length up to one year and may vary in length over the term of the Note, provided that each scheduled payment of principal or stated interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the Note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of stated interest allocable to such accrual period. For purposes of determining OID accruals and adjusted issue price only, the amounts of stated interest and OID on the Floating Rate Notes are determined by assuming that the interest rate on the Floating Rate Notes is a fixed rate based on the value of the floating rate applicable to the Floating Rate Notes as of the issue date. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a Note at the start of any accrual period is generally equal to its issue price, increased by the accrued OID for each prior accrual period. Under these rules, a U.S. Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

A U.S. Holder may elect, subject to certain limitations, to include in gross income all interest on a Note as OID and calculate the amount includible in gross income on a constant yield basis as described above. For purposes of this election, interest includes stated interest, OID and de minimis OID. This election is made for the taxable year in which the U.S. Holder acquired the Note and may not be revoked without the consent of the IRS. U.S. Holders should consult their tax advisors about this election.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Note. The amount of such gain or loss will generally equal the difference between the amount received for the Note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid stated interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount the U.S. Holder paid for the Note, increased by OID (if any) previously included in income with respect to the Note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a Note (including with respect to any accrued OID) or receives proceeds from the sale or other taxable disposition of a Note (including a redemption or retirement of a Note). Certain U.S. Holders are exempt from information reporting and backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussion below regarding backup withholding and FATCA (as defined below), payments of interest, including any accrued OID, on a Note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest (including any accrued OID) as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest, including any accrued OID, paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest, including any accrued OID, paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest (including any accrued OID) generally will be subject to U.S. federal income tax at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest (including any accrued OID), as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest, including the payment of any accrued OID, and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a Note (such amount excludes any amount allocable to accrued and unpaid interest, including any accrued OID, which generally will be treated as interest and may be subject to the rules discussed above under “—Payments of Interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest, including any accrued OID, to a Non-U.S. Holder generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest, including any accrued OID, paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a Note (including a retirement or redemption of the Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to

non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on (including any accrued OID), or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a Note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a Note (including any accrued OID). While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a Note on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition of the Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, or any Similar Law (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan or has authority or responsibility to do so, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Each ERISA Plan, including IRAs and other arrangements that are subject to Section 4975 of the Code, should consider the fact that none of our company, any underwriter nor any of their respective affiliates (collectively, the “Transaction Parties”) is acting, or will act, as a fiduciary to any ERISA Plan with respect to the decision to purchase or hold the Notes. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the Notes. All communications, correspondence and materials from the Transaction Parties with respect to the Notes are intended to be general in nature and are not directed at any specific purchaser of the Notes, and do not constitute advice regarding the advisability of investment in the Notes for any specific purchaser. The decision to purchase and hold the Notes must be made solely by each prospective ERISA Plan purchaser on an arm’s-length basis.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Those sections further prohibit a fiduciary from engaging in transactions in which a conflict of interest is deemed present. A party in interest or disqualified person (including a fiduciary) who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which our company, any underwriter or any of its affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan has paid no more and received no less than adequate consideration in connection with the transaction. These exemptions do not, however, provide relief from the self-dealing prohibited transactions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts involving the Notes that might be construed as prohibited transactions.

Some employee benefit plans, including governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and non-U.S. Plans (as defined in Section 4(b)(4) of ERISA), are not subject the requirements of ERISA or to Section 4975 of the Code. However, investment by such plans may be subject to the provisions of Similar Laws.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase or holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and holding the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. Purchasers of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the Notes is appropriate for any Plan in general or whether such investment is appropriate for any particular Plan or arrangement.

Representation

Accordingly, by acceptance of and/or holding a Note or any interest in a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (a) such purchaser or subsequent transferee is not acquiring or holding the Notes for or on behalf of, and no portion of the assets used by such purchaser or transferee to acquire or hold the Notes or any interest therein constitutes assets of, any Plan or (b)(i) the acquisition, holding and subsequent disposition of the Notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable Similar Laws and (ii) none of the Transaction Parties is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase or hold the Notes or is undertaking to provide impartial investment advice or give advice in a fiduciary capacity with respect to the decision to purchase or hold the Notes.

UNDERWRITING

Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC, as representatives of the several underwriters, have entered into an underwriting agreement dated the date of this prospectus supplement with respect to the Notes being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to issue and sell, and the underwriters through their representatives have severally, but not jointly, agreed to purchase from us, the respective principal amounts of Notes set forth opposite the name of each underwriter below at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriters	Principal Amount of Floating Rate Notes	Principal Amount of 2025 Notes	Principal Amount of 2029 Notes
Barclays Capital Inc.	$42,500,000	$155,834,000	$155,834,000
BNP Paribas Securities Corp.	$42,500,000	$155,834,000	$155,834,000
Citigroup Global Markets Inc.	$42,500,000	$155,833,000	$155,833,000
Deutsche Bank Securities Inc.	$42,500,000	$155,833,000	$155,833,000
RBC Capital Markets, LLC	$42,500,000	$155,833,000	$155,833,000
TD Securities (USA) LLC	$42,500,000	$155,833,000	$155,833,000
CIBC World Markets Corp.	$13,000,000	$47,667,000	$47,667,000
ING Financial Markets LLC	$13,000,000	$47,667,000	$47,667,000
Loop Capital Markets, LLC	$13,000,000	$47,667,000	$47,667,000
Academy Securities Inc.	$2,000,000	$7,333,000	$7,333,000
Blaylock Van, LLC	$2,000,000	$7,333,000	$7,333,000
Samuel A. Ramirez & Company, Inc.	$2,000,000	$7,333,000	$7,333,000

Total	$300,000,000	$1,100,000,000	$1,100,000,000

Subject to the terms and conditions specified in the underwriting agreement, the underwriters are obligated to purchase all of the Notes offered if any Notes are purchased. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to the payments the underwriters (and their respective affiliates and controlling persons) may be required to make in respect of any of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of 0.150% of the principal amount of the Floating Rate Notes, 0.150% of the principal amount of the 2025 Notes or 0.250% of the principal amount of the 2029 Notes, as applicable. Any such securities dealers may resell Notes to certain other dealers at a price that represents a concession of not more than 0.075% of the principal amount of the Floating Rate Notes, 0.075% of the principal amount of the 2025 Notes or 0.125% of the principal amount of the 2029 Notes, as applicable. If all the Notes are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The following table shows the underwriting discounts to be paid to the underwriters by us in connection with this offering. These underwriting discounts are the difference between the public offering price and the amount the underwriters pay to us to purchase the Notes.

	Total	Percentage
Per Floating Rate Note	$750,000	0.250%
Per 2025 Note	2,750,000	0.250%
Per 2029 Note	4,400,000	0.400%

Total	$7,900,000

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses. We estimate that we will pay approximately $2.1 million for expenses, excluding underwriting discounts.

New Issue of Notes

Each series of the Notes will be a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for the inclusion of the Notes in any automated quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in each series of the Notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in any series of the Notes and may discontinue any market-making activities with respect to any series of the Notes at any time at their sole discretion. Even if a secondary market for any series of the Notes develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial. Accordingly, we cannot make any assurance as to the liquidity of, or trading markets for, any series of the Notes. If any series of the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, until the issuance of the Notes, without first obtaining the prior written consent of the representatives of the underwriters, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, any debt securities issued or guaranteed by us, except for the Notes sold to the underwriters pursuant to the underwriting agreement, subject to certain exceptions.

Short Positions and Stabilizing Transactions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Stabilizing transactions consist of various bids for or purchases of the Notes made by the underwriters in the open market while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes, and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise. If these activities are commenced, they may be discontinued by the underwriters at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice once they are commenced.

Electronic Prospectus Supplement

A prospectus supplement in electronic format is being made available on Internet websites maintained by one or more of the underwriters of this offering. Other than this prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement or the registration statement of which the related prospectus forms a part.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and their affiliates act as lenders and/or as agents under our credit facilities. Certain of the underwriters and certain of their affiliates may also have lending relationships with our ultimate parent, GM.

Selling Restrictions

The underwriters intend to offer the Notes for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

The Notes have not been and will not be offered or sold in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the Notes has been or will be issued or in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”)). The Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Settlement

We expect that delivery of the Notes will be made against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the pricing of the Notes (such settlement cycle being herein referred to as “T +3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T +3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon on our behalf by Latham & Watkins LLP, Washington, District of Columbia. The underwriters will be represented by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read any document that we file at the Internet site maintained by the SEC at www.sec.gov, which contains reports and other information regarding registrants that file electronically, including us. Except for the documents listed below, we are not incorporating the contents of the SEC website into this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC that is incorporated by reference will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents and reports listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of completion of this offering (provided, however, that this prospectus supplement does not incorporate by reference any documents, reports or filings, or portions of any documents, reports or filings, that are deemed to be furnished and not filed under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 2, 2022; and

•	our Current Report on Form 8-K filed with the SEC on January 11, 2022.

You may request a copy of the documents incorporated by reference into this prospectus supplement, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning us at the following address and phone number:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

You may also find additional information about us, including the documents mentioned above, on our website at www.gmfinancial.com. Our website and the information included in, or linked to on, our website are not part of this prospectus supplement. We have included our website address in this prospectus supplement solely as a textual reference.

PROSPECTUS

GENERAL MOTORS FINANCIAL COMPANY, INC.

Preferred Stock

Debt Securities

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers or agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “we,” “our,” “us” and “our Company” in this prospectus, we mean General Motors Financial Company, Inc., excluding its subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

In this prospectus, unless the context indicates otherwise, “securities” means, collectively, any preferred stock or debt securities offered hereby.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” and/or other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In connection with this, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. You should read carefully the section of this prospectus under the heading “Risk Factors.”

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC, and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.gmfinancial.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference herein modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 6, 2019.

•

Our Quarterly Reports on Form 10-Q for the quarter ended March  31, 2019, filed with the SEC on April 30, 2019, for the quarter ended June 30, 2019, filed with the SEC on August 1, 2019, and for the quarter ended September 30, 2019, filed with the SEC on October 29, 2019.

•	Our Current Reports on Form 8-K filed with the SEC on January 17, 2019, April 8, 2019 and April 16, 2019.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company (“GM”) and a global provider of automobile financing solutions. We offer automobile loans and leases and commercial dealer loans throughout many different regions, subject to local regulations and market conditions. We evaluate our business in two operating segments: North America (the “North America Segment”) and international (the “International Segment”). The North America Segment includes our operations in the United States and Canada. The International Segment includes our operations in all other countries.

We were incorporated in Texas on May 18, 1988, and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas on August 1, 1986. Our predecessor began operations in March 1987, and the business has been operated continuously since that time. Our principal executive offices are located at 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, and our telephone number is (817) 302-7000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Securities

We cannot assure you that active trading markets will develop for any securities.

Unless otherwise indicated in the applicable prospectus supplement, each series of securities will be a new issue of securities with no established trading market, and we do not intend to apply for a listing of any securities on any national securities exchange or any automated dealer quotation system. There may be little or no secondary market for any securities and, for certain debt securities offered hereby referred to as “term notes,” the secondary market for such securities may have lower liquidity than other types of debt securities offered hereby. Even if a secondary market for a series of securities develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Any applicable underwriters will not be obligated to make a market in any securities after the applicable offering is completed, and may discontinue market-making with respect to the applicable series of securities without notice. In addition, the liquidity of the trading market in the securities, and the market prices quoted for the applicable securities, may be adversely affected by changes in the overall market for the applicable type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that an active trading market will develop or continue for any series of securities.

Our ability to service our debt is dependent upon our subsidiaries.

We are a holding company with no direct operations and are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including payment of principal, premium, if any, and interest on any of our indebtedness, and any of our future obligations, and to declare and pay dividends. Our subsidiaries and special purpose finance vehicles are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to any of our indebtedness or other obligations or to make any funds available therefor. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of those subsidiaries then in effect and applicable law. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us to enable us to pay principal, premium, if any, or interest on our existing indebtedness or other obligations or on any securities when due.

Any adverse rating of securities may cause their trading prices to fall.

We may seek ratings on securities. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including any series of securities. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any rating of any series of securities may not reflect all risks related to us and our business, or the structure or market value of such series of securities. The rating agencies evaluate the automobile finance industry as a whole and may change their credit rating for us and our securities based on their overall view of our industry. A future downgrade or withdrawal, or the announcement of a possible downgrade or withdrawal, in the ratings assigned to any series of securities, us or our other securities, or any perceived decrease in our creditworthiness, could cause the trading price of the securities to decline significantly.

GM has no obligations under any series of securities and may have interests that conflict with those of the holders of such series of securities.

GM is not a guarantor of, or in any way obligated in connection with, any series of securities issued by us. We are a wholly owned subsidiary of GM. As our parent, GM controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions. The interests of GM as equity holder and as parent of a captive finance subsidiary may differ from your interests as a holder of a series of securities. For example, GM may have an interest in pursuing, or causing us to pursue, acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment in us or the value of its other businesses, even though those transactions might involve risks to you as a holder of a series of securities.

Unless otherwise described in the applicable prospectus supplement, our management will have broad discretion to determine how to use the funds raised in an offering of securities and may use them in ways that may not enhance our results of operations.

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement, which may include uses for general corporate purposes. In such a case, our management will have significant discretion as to the use of the net proceeds to us from the sale of the securities and could spend the proceeds in ways that do not improve our results of operations.

Risks Related to Preferred Stock

Any preferred stock offered hereby will be equity and will be subordinate to our existing and future indebtedness.

Any shares of preferred stock offered hereby will be equity interests and will not constitute indebtedness of our Company or any of our subsidiaries. As a result, any preferred stock will rank junior to all of our and our subsidiaries’ existing and future indebtedness and other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient funds to pay amounts due on any or all of a series of preferred stock then outstanding.

We currently have a substantial amount of outstanding indebtedness, the payment of principal and interest on which reduces the cash available for payment of dividends on our capital stock, including any series of preferred stock offered hereby. The terms of a series of preferred stock will not restrict our business or operations, nor will they restrict our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights of the series of preferred stock described in the applicable prospectus supplement.

A series of preferred stock offered hereby may be junior to other preferred stock we have issued or may issue in the future.

A series of preferred stock will be junior as to payment of dividends to any series of our preferred stock that may be issued (with the requisite vote or consent of the holders of the applicable series of preferred stock and all other series of parity stock that we have issued or may issue with like voting rights, voting together as a single class) in the future that is expressly stated to be senior to the applicable series of preferred stock as to payment of dividends and the distribution of assets upon liquidation or winding up of our Company. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any of those shares that rank senior in priority with respect to dividends, we may not pay any dividends on the applicable series of preferred stock or redeem or otherwise repurchase any shares of such series of preferred stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank senior in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the applicable series of preferred stock. In addition, in the event of any liquidation or winding up of our Company, holders of a series of preferred stock will not be entitled to receive the liquidation preference of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation or winding up.

Dividends on a series of preferred stock will be discretionary and subject to restrictions.

Although dividends on a series of preferred stock may be cumulative, such dividends will be discretionary. As a Texas corporation, we are also subject to restrictions on payments of dividends, and any redemption price must be paid out of lawfully available funds. Consequently, if our board of directors (or a duly authorized committee of our board of directors) does not authorize and declare a dividend for any dividend period, holders of a series of preferred stock will not be entitled to receive any such dividend on the relevant dividend payment date. Such unpaid dividend will accumulate; however, no interest will accrue on any such accumulated and unpaid dividend. In addition, we may become subject to contractual restrictions on our ability to pay dividends in the future, whether under indebtedness or otherwise.

If we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on a series of preferred stock.

If dividends are not paid in full upon a series of preferred stock or any other class or series of our capital stock we have issued or may issue that has dividend rights on parity with such series of preferred stock (whether such dividends are cumulative or non-cumulative), all dividends declared upon such series of preferred stock and such dividend parity securities, if any, on such dividend payment date will be declared pro rata in proportion to the respective amount of all accumulated, if applicable, but unpaid dividends on such series of preferred stock and all parity stock payable on such dividend payment date. Therefore, if we are not paying full dividends on any outstanding parity securities, we will not be able to pay full dividends on the applicable series of preferred stock.

We may issue additional shares of a series of preferred stock and any additional class or series of our capital stock that ranks on parity with such series of preferred stock as to dividend rights, rights upon liquidation or voting rights.

We will be able to issue additional shares of a series of preferred stock and any additional class or series of our capital stock that ranks equally to such series of preferred stock as to dividend payments and rights upon our liquidation or winding up of our affairs pursuant to our Amended and Restated Certificate of Formation (our “Certificate of Formation”) and the statement of resolution relating to such series of preferred stock without the vote or consent of the holders of such series of preferred stock. The issuance of additional shares of a series of preferred stock or any additional class or series of our capital stock could have the effect of reducing the amounts available to such series of preferred stock upon our liquidation or the winding up of our affairs. It also may reduce dividend payments on such series of preferred stock if we do not have sufficient funds to pay dividends on all shares of such series of preferred stock outstanding and other classes or series of capital stock with equal priority with respect to dividends.

Although holders of a series of preferred stock will be entitled to limited voting rights, as described in the applicable prospectus supplement, with respect to the circumstances under which the holders of such series of preferred stock will be entitled to vote, each series of preferred stock is expected to vote together as a single class along with all other series of our preferred stock that we have issued or may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of a series of preferred stock may be significantly diluted, and the holders of such other series of preferred stock that we have issued or may issue may be able to control or significantly influence the outcome of any vote.

No series of preferred stock will be convertible into our common stock at any time or have any protection in the event of a change of control.

No series of preferred stock will be convertible into our common stock at any time. In addition, the terms of each series of preferred stock will not contain any provisions that protect the holders of such series of preferred stock in the event that we experience a change of control. Holders of a series of preferred stock are not expected to have any voting rights with respect to any merger or other transaction in which any shares of such series of preferred stock remain outstanding with the terms thereof materially unchanged, or shares of preferred stock into which such series of preferred stock are converted or exchanged in connection therewith contain terms materially unchanged as compared to the terms of such series of preferred stock, taking into account that, upon the occurrence of such merger or other transaction, we may not be the surviving entity. Additionally, a consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

A series of preferred stock may represent a perpetual equity investment in us, in which case we would not be obligated to redeem such series of preferred stock on or after the date it becomes redeemable at our option.

A series of preferred stock may be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. As a result, holders of such preferred stock may be required to bear the financial risks of an investment in such preferred stock for an indefinite period of time.

Any decision we may make at any time to propose a redemption of any series of preferred stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time. In addition, the instruments governing our outstanding indebtedness or any capital stock expressly stated to be senior to such series of preferred stock may limit our ability to redeem such series of preferred stock. If we redeem a series of preferred stock for any reason, you may not be able to reinvest the redemption proceeds you receive in a similar security.

As a holder of preferred stock, you will have limited voting rights.

Holders of preferred stock will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of a series of preferred stock will have the right to vote only with respect to authorizing classes or series of capital stock senior to such series of preferred stock and with respect to certain fundamental changes in the terms of such series of preferred stock and as otherwise expressly required by Texas law.

Holders of preferred stock may be unable to use the dividends-received deduction.

Distributions paid to a beneficial owner of preferred stock that is, for U.S. federal income tax purposes, a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia (a “U.S. holder”) may be eligible for the dividends-received deduction. Although we have accumulated earnings and profits, if any distributions on a series of preferred stock with respect to any taxable year fail to qualify as dividends for U.S. federal income tax purposes because we have insufficient current or accumulated earnings and profits in such taxable year, U.S. holders would be unable to use the dividends-received deduction. If that were to occur, the market value of such series of preferred stock may decline.

Risks Related to Debt Securities

None of our subsidiaries will be guarantors of any debt securities, and therefore any debt securities will be structurally subordinated to the liabilities of our subsidiaries.

We are a holding company with no operations of our own and conduct all of our business through our subsidiaries, which include special purpose finance vehicles that hold a significant portion of our loan and lease portfolio. Our only significant asset is the outstanding capital stock of our subsidiaries, and our subsidiaries have incurred substantial indebtedness. Unless otherwise stated in the applicable prospectus supplement, none of our subsidiaries will guarantee our debt securities offered hereby, and therefore such debt securities will rank effectively junior to any liabilities of our subsidiaries. Notably, a significant portion of our subsidiaries’ receivables have been pledged to secure the repayment of debt issued under their credit or other secured funding facilities or in securitization transactions. Except to the extent that we are recognized as a creditor of such subsidiary, in the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, insolvency, bankruptcy or similar proceeding of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of those subsidiaries and would be subordinate to any indebtedness of those subsidiaries senior to that held by us. For a description of our subsidiaries’ indebtedness, see our consolidated financial statements and related notes included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Although certain debt securities offered hereby will be referred to as “senior notes,” such debt securities will be effectively subordinated to the rights of our existing and future secured creditors.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities offered hereby will be our unsecured obligations, and therefore such debt securities will rank pari passu in right of payment with all of our existing and future indebtedness that is not expressly subordinated in right of payment to such debt securities and effectively junior to all of our secured indebtedness and other secured obligations, to the extent of the assets securing such indebtedness.

The Indentures (as defined below) permit us to incur additional indebtedness, including secured indebtedness. If we were to default under our obligations under any of our secured indebtedness, our secured creditors could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including any series of debt securities. In addition, upon any distribution of assets pursuant to any foreclosure, dissolution, winding-up, liquidation, reorganization, insolvency, bankruptcy or similar proceeding, secured creditors will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of our unsecured indebtedness, including any series of debt securities, will be entitled to receive any payment with respect thereto. Holders of debt securities would be entitled to participate ratably with holders of our unsecured indebtedness, and potentially with all of our other general creditors, in our remaining assets. As a result, the holders of debt securities may recover proportionally less than holders of secured indebtedness.

The covenants in the Indentures will not necessarily restrict our ability to take actions that may impair our ability to repay any debt securities.

Although the Indentures include or will include covenants that will restrict us from taking certain actions, the terms of these covenants will include important exceptions that you should review carefully before investing in any debt securities. Among other things, the Indentures will not require us or any of our subsidiaries to maintain any financial ratios or repurchase debt securities in the event of a change of control, and will not limit our or our subsidiaries’ ability to incur indebtedness, repurchase or prepay any indebtedness or make investments or other payments. Such actions may adversely affect our ability to perform our obligations under the Indentures and any series of debt securities and could intensify the related risks that we face. This could also lead to the credit rating on any series of debt securities being lowered or withdrawn.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the offered securities for general corporate purposes, which could include working capital expenditures, acquisitions, refinancing other debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon our funding requirements at the time and the availability of other funds.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock is not complete and may not contain all the information you should consider before investing in our preferred stock. This description is summarized from, and qualified in its entirety by reference to, our Certificate of Formation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.0001 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2019, we had 5,050,000 shares of common stock outstanding, all of which are owned by General Motors Holdings LLC, a wholly owned subsidiary of GM; we had 1,000,000 shares of Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series A, outstanding; and we had 500,000 shares of Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series B, outstanding.

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of common stock, adopt resolutions to issue preferred stock by establishing the number, rights and preferences of, and designating, one or more series of preferred stock. As of the date of this prospectus, two series of preferred stock have been designated and established by our board of directors. The rights of any series of preferred stock include, among others:

•	special voting rights;

•	preferential liquidation and/or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption and/or put rights; and

•	conversion and/or exchange rights.

Except as set forth in our Certificate of Formation or as otherwise required by Texas law, each outstanding share of preferred stock shall not be entitled to vote on any matter on which the shareholders of our Company shall be entitled to vote, and shares of any series of preferred stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the holders of shares of any series of preferred stock shall have the right to vote as a separate class on any amendment, waiver, repeal or modification of any provision of the statement of resolutions creating such series of preferred stock to the extent provided in the statement of resolutions creating such series of preferred stock.

Each series of preferred stock will be issued under a statement of resolutions, which forms, or will form, a part of our Certificate of Formation at the time such preferred stock is issued. The terms of any particular series of preferred stock offered pursuant to this prospectus will be described in the applicable prospectus supplement, including (where applicable) the designations, powers and preferences, and the relative, participating, optional or other rights (in each case, if any), and the qualifications, limitations or restrictions of any unissued series of preferred stock.

Any preferred stock that we issue will, when issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, any series of offered preferred stock will rank, with respect to dividends and the distribution of assets, senior to common stock, and on a parity with shares of any other then-outstanding series of preferred stock. Therefore, any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock.

The transfer agent and registrar for a series of preferred stock will be named in the applicable prospectus supplement.

Certain Business Combination Restrictions

Section 21.606 of the Texas Business Organizations Code restricts certain business combinations between us and an affiliated shareholder for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if our board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of our voting stock that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder’s acquiring the shares. Although we may elect to exclude ourselves from the restrictions imposed by Section 21.606, our Certificate of Formation does not do so.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under one or more Indentures between us and a trustee. Certain debt securities may be issued pursuant to:

•

an indenture, dated as of October 13, 2015 (as supplemented, amended or otherwise modified, the “senior indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “Senior Notes Trustee”);

•	an indenture, dated as of June 21, 2017 (as supplemented, amended or otherwise modified, the “term indenture”), between us and U.S. Bank National Association, as trustee (the “Term Notes Trustee”); or

•

an indenture (the “subordinated indenture” and, together with the senior indenture, the term indenture and any other indenture pursuant to which debt securities are offered hereby, collectively the “Indentures” and, each, an “Indenture”) between us and a trustee to be named in such Indenture (together with the Senior Notes Trustee, the Term Notes Trustee and any other trustee under an Indenture, collectively the “Trustees” and, each, a “Trustee”).

The senior indenture, the term indenture and the form of subordinated indenture have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. We will file the definitive subordinated indenture as an exhibit to a Current Report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part.

The terms of any series of debt securities will include those stated in the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), as in effect on the date of the applicable Indenture. The Indentures will be subject to and governed by the terms of the TIA. Each Indenture is subject to any amendments or supplements we may enter into from time to time that are permitted under such Indenture. We will file any amendments or supplements to the Indentures as exhibits to a Current Report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indentures. You may obtain copies of the Indentures as described under “Where You Can Find More Information; Incorporation by Reference.”

General

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the subordinated indenture.

Such debt securities will rank effectively junior to our subsidiaries’ indebtedness and other obligations and our secured indebtedness and other obligations. See “Risk Factors—Risks Related to Debt Securities—None of

our subsidiaries will be guarantors of any debt securities, and therefore any debt securities will be structurally subordinated to the liabilities of our subsidiaries” and “Risk Factors—Risks Related to Debt Securities—Although certain debt securities are referred to as “senior notes,” such debt securities are effectively subordinated to the rights of our existing and future secured creditors.” In addition, our operations are conducted through our subsidiaries and, therefore, we are dependent upon the cash flows of our subsidiaries to meet our obligations, including our obligations under any debt securities. See “Risk Factors—Risks Related to Securities—To service our debt and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors.” We and our subsidiaries have a significant amount of outstanding indebtedness. For a description of such indebtedness, see our consolidated financial statements and related notes included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

The Indentures will not limit the amount of debt securities that we may issue and will provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par, at a premium or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also will not limit our ability to incur other debt.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered, as well as any modifications or additions to the general terms of the applicable Indenture. These terms will include, among others, the title, maturity, price and rate of interest on such debt securities, any deletions from, modifications of or additions to the events of default or covenants with respect to the applicable series of debt securities, terms related to optional or mandatory redemption of such debt securities, any special tax implications and any other terms of such debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will generally describe federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, then the payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed.

Unless otherwise indicated in the applicable prospectus supplement, the applicable Trustee will act as paying agent and registrar for the debt securities under the applicable Indenture. We may act as paying agent or registrar under the Indentures.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payment by us of principal of, premium, if any, and interest, if any, on such subordinated debt securities.

The subordinated indenture will not limit the issuance of additional senior indebtedness.

Guarantees

If specified in the applicable prospectus supplement, the debt securities of any series may be fully and unconditionally guaranteed by one or more of our subsidiaries. However, the Indentures do not require that any of our subsidiaries, GM or any other person be a guarantor of any series of debt securities. The applicable prospectus supplement relating to any series of guaranteed debt securities will specify the terms of the applicable guarantees.

Certain Covenants

Except as set forth below or in any supplemental indenture, officer’s certificate or board resolution establishing a series of debt securities under an Indenture, or as otherwise permitted under such Indenture, the Indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•

contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a decline in the credit rating of our debt securities, a change of control, recapitalization or similar restructuring or in the case of any other event.

We will describe any restrictive covenants for any series of debt securities in the applicable prospectus supplement for such debt securities.

Merger, Consolidation or Sale of Assets

Each Indenture will provide that we may not consolidate or merge with or into (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of our Company and our subsidiaries, taken as a whole, in one or more related transactions, to another person unless (i) either (A) we are the surviving entity or (B) the person formed by or surviving any such consolidation or merger (if other than our Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the person formed by or surviving any such consolidation or merger (if other than our Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the debt securities and the applicable Indenture pursuant to an agreement reasonably satisfactory to the applicable Trustee (or, with respect to debt securities issued under the term indenture, a supplemental indenture); and (iii) immediately after such transaction, no default or event of default under the applicable Indenture has occurred and is continuing.

Information Rights

Each Indenture will provide that, whether or not we are subject to the periodic reporting requirements of the Exchange Act, so long as any debt securities are outstanding, we will furnish to the holders or cause the applicable Trustee to furnish to the holders (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations, (i) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file or cause to be filed a copy of all such reports with the SEC for public availability (unless the SEC will not accept such a filing, in which case we will post such reports on our website within the time periods that would apply if we were required to file those reports with the SEC). To the extent any such reports are filed electronically on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system), such filing shall be deemed to be furnished to the holders of debt securities and the applicable Trustee.

Calculation of Original Issue Discount and Other Amounts

We will promptly, at the end of each calendar year, calculate the original issue discount accrued on outstanding debt securities as of the end of such year and shall determine whether the amount of original issue discount qualifies for the de minimis exception rule as set forth in Section 1273(a)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If such calculated amount does not qualify for the de minimis exception rule, then we will subsequently file no later than January 15th of each calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on outstanding debt securities as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Code.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control) which could adversely affect holders of debt securities.

Events of Default

Unless otherwise provided for in the applicable prospectus supplement, the term “event of default,” when used in any Indenture, means any of the following:

•

failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•

failure to pay when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on any security of such series, and, in certain circumstances, continuance of such default for a period of more than three Business Days;

•

failure on our part to comply with any other covenant or agreement in the Indenture that applies to the debt securities for 90 days after we have received written notice from the applicable Trustee or the holders of at least 25% in aggregate principal amount of the debt securities then outstanding affected by the failure to comply in the manner specified in the applicable Indenture;

•	events of bankruptcy, insolvency or reorganization of our Company or any applicable guarantor;

•

any guarantee by any applicable guarantor being held unenforceable or invalid, or any applicable guarantor denying or disaffirming its obligations under its guarantee, except as permitted by the applicable Indenture; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

If an event of default occurs and continues, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities will become due and payable immediately without any act on the part of the applicable Trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration.

Each Indenture requires us and any guarantor (to the extent such guarantor is so required under the TIA) to deliver an officer’s certificate with the applicable Trustee within 120 days after the end of each fiscal year regarding compliance with the terms of the applicable Indenture. Within 30 days of becoming aware of any default or event of default, we are required to deliver to the applicable Trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the then-outstanding debt securities of any series so affected (with each series treated as a separate class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. The Indentures will provide that in case an event of default has occurred and is continuing, the applicable Trustee will be required, in the exercise of its respective power, to use the degree of care and skill of a prudent person in the conduct of its own affairs. Subject to such provisions, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any holder of debt securities, unless such holder has offered to such Trustee reasonable written security and indemnity satisfactory to it against any loss, liability or expense.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Satisfaction and Discharge

An Indenture will be discharged and will cease to be of further effect as to all debt securities that have been issued thereunder when:

•	either:

•

all debt securities that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the applicable Trustee for cancellation; or

•

all debt securities that have not been delivered to the applicable Trustee for cancellation have become due and payable pursuant to a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited funds with the applicable Trustee as trust funds in trust solely for the benefit of the holders thereof, in amounts as will be sufficient to pay and discharge the aggregate indebtedness on the debt securities not theretofore delivered to the Trustee for cancellation for principal of, premium, if any, on and interest, if any, on the debt securities to the date of maturity or redemption;

•	we have paid or caused to be paid all sums payable by us in respect of such debt securities under the applicable Indenture; and

•	we have delivered an officer’s certificate and opinion of counsel each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance of Certain Covenants and Certain Events of Default

Unless otherwise indicated in the applicable prospectus supplement, we may elect, with respect to any debt securities of any series, either:

•

to defease and be discharged from all of our obligations with respect to such debt securities, except for: (i) the rights of holders of such outstanding debt securities to receive payments in respect of the principal of, premium, if any, and interest, if any, on such debt securities when such payments are due from the trust referred to below; (ii) our obligations with respect to such debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee, and our obligations in connection therewith; and (iv) the legal defeasance provisions of the applicable Indenture (“legal defeasance”); or

•

to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and thereafter (i) any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities and (ii) the events described above under “—Events of Default” (other than non-payment events) will no longer constitute events of default under the applicable Indenture with respect to such debt securities (“covenant defeasance”).

We must comply with the following conditions before legal defeasance or covenant defeasance can be effected:

•

we must irrevocably deposit with the applicable Trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable government securities or a combination thereof, in amounts as will be sufficient to pay the principal of, premium, if any, and interest, if any, on the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to maturity or to a particular redemption date;

•

we must deliver to the applicable Trustee an opinion of counsel to the effect that that the holders or beneficial owners, as applicable, of such debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of legal defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance or covenant defeasance, as the case may be, had not occurred;

•

no default or event of default may have occurred or continue with respect to debt securities of such series on the date of such deposit (other than a default or event of default resulting from the incurrence of indebtedness all or a portion of the proceeds of which will be used to defease the debt securities of such series) or, insofar as such default or event of default is related to bankruptcy or insolvency, at any time in the period ending on the 91st day after the date of deposit;

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable Indenture) to which we are a party or bound;

•

we must deliver to the applicable Trustee an opinion of counsel to the effect that, on the 91st day following the deposit, such funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditor’s rights generally;

•

we must deliver an officer’s certificate stating that the deposit was not made with the intent of preferring holders of the series of debt securities being redeemed over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors; and

•	we must deliver an officer’s certificate and opinion of counsel stating that all conditions precedent relating to the defeasance have been complied with.

The applicable prospectus supplement may further describe any provisions permitting or restricting legal defeasance or covenant defeasance with respect to the debt securities of a particular series.

Modification and Waiver

Without the consent of any holders of any series of debt securities, we and the applicable Trustee may enter into one or more supplemental indentures for any of the following purposes:

•

to cure any ambiguity or to correct or supplement any provision contained in the applicable Indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained in the applicable Indenture or in any supplemental indenture;

•

to convey, transfer, assign, mortgage or pledge to such Trustee as security for the debt securities of one or more series, or any guarantees endorsed thereon or attached thereto, any property or assets and to secure, or, if applicable, provide additional security for, any debt securities or guarantees and to provide for matters relating thereto, and to provide for the release of any collateral as security for any debt securities or guarantees;

•	to evidence the succession of another entity to our Company and the assumption of our covenants by the successor;

•	to add one or more covenants for the benefit of the holders of all or any series of debt securities;

•	to add any additional events of default for all or any series of debt securities;

•	to establish the form or terms of debt securities of any series;

•

other than with respect to the senior indenture, to add to or change any of the provisions of the applicable Indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee or to comply with the rules of any applicable securities depository;

•

to change or eliminate any provision of the applicable Indenture; provided that any such change or elimination shall not apply to any outstanding debt security of any series issued prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•

to make any change that would provide any additional rights or benefits to the holders of the debt securities or that does not materially adversely affect the legal rights under the applicable Indenture of any holder of the debt securities;

•

to supplement any of the provisions of the applicable Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, or any tranche thereof, pursuant to the terms of such Indenture; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or tranche or any other series of debt securities in any material respect;

•	to add a guarantor or permit any entity to guarantee the obligations under any series of debt securities or to transfer property or assets to the trustee as security for any series of debt securities;

•

to conform the text to any provision of the “Description of Debt Securities” in this base prospectus or in any provision of the “Description of Notes” in any prospectus supplement relating to the debt securities or any series of debt securities to the extent that such provision was intended to be a verbatim recitation of a provision set forth in the applicable Indenture or any amendment or supplement thereto;

•	to comply with the requirements of the SEC to maintain the qualification of the applicable Indenture under the TIA; or

•

to make any other provisions with respect to matters or questions arising under the applicable Indenture; provided that such action shall not adversely affect in any material respect the interests of the holders of any debt securities of any series outstanding on the date of such supplemental indenture.

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture (voting together as a single class) is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, any Indenture or debt securities pursuant to a supplemental indenture. However, no amendment may, without the consent of the holders of each outstanding debt security directly affected thereby:

•	reduce the principal amount of debt securities of that series whose holders must consent to an amendment, supplement or waiver of or with respect to the applicable Indenture;

•	reduce the principal or change the fixed maturity of any debt security of that series;

•	reduce the rate or extend the time for payment of interest, including default interest, on any debt security of that series;

•	alter any of the provisions with respect to the redemption of the securities of any series;

•

waive a default in the payment of the principal of, or any premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then-outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make any of the debt securities payable in any currency other than that stated in the debt securities of that series;

•

make any change to certain provisions of the applicable Indenture relating to, among other things: (i) the right of holders of debt securities to receive payment of the principal of, or any premium or interest on, debt securities and to institute suit for the enforcement of any such payment; (ii) waivers of past defaults; and (iii) amendments and waivers that require the consent of each affected holder;

•	waive a redemption payment with respect to any debt security;

•	release any guarantor providing a guarantee to any debt securities from any of its obligations under such guarantee, except in accordance with the terms of the applicable Indenture; or

•	make any change in the ranking or priority of any debt security or any guarantee thereof that would adversely affect the holders of such debt security.

A supplemental indenture that changes or eliminates any provision of the applicable Indenture expressly included solely for the benefit of holders of debt securities of one or more particular series of debt securities will be deemed not to affect the rights under such Indenture of the holders of debt securities of any other series.

The holders of at least a majority in aggregate principal amount of the then-outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable Indenture. The holders of not less than a majority in aggregate principal amount of the then-outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the applicable Indenture with respect to the debt securities of such series, except a default in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations, covenants or agreements under the debt securities or the Indentures, or for any claim based on, in respect of or by reason of such obligations, covenants or agreements or their creation. Each holder of debt securities, by accepting such debt securities, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Book-Entry System

Each debt security will be represented by one or more global securities registered in the name of The Depository Trust Company (the “Depositary” or “DTC”), or a nominee of the Depositary (each such debt security, a “book-entry debt security”). Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Denominations, Registrations and Transfer

The debt securities will be issued only in fully registered form, without interest coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations that are even multiples of $1,000. A direct holder may have his or her debt securities broken into, or “exchanged” for, more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

A direct holder may exchange or transfer debt securities at the office of the applicable Trustee. Such Trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of the debt securities.

A direct holder will not be required to pay a service charge to transfer or exchange debt securities, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer.

If we designate additional transfer agents, they will be named in the applicable prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the selection of securities for redemption and ending on the earliest date of notice of such redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Governing Law

The Indentures and the debt securities (and any guarantees thereof) will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Concerning the Trustee

The Indentures contain certain limitations on the rights of the Trustees, should any become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustees will be permitted to engage in other transactions; however, if a Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then-outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee on behalf of the holders of debt securities of such series, subject to certain exceptions. The applicable Indenture will provide that in case an event of default shall occur (which shall not be cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the applicable Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any holder of debt securities, unless such holder shall have offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Wells Fargo Bank, National Association currently acts as the Senior Notes Trustee under the senior indenture and U.S. Bank National Association currently acts as the Term Notes Trustee under the term indenture. Each of Wells Fargo Bank, National Association and U.S. Bank National Association currently act on other agreements with our Company in a variety of roles, including that of a bank, fiduciary and in an agency capacity, and such relationships change from time to time.

Concerning the Paying Agents

We shall maintain one or more paying agents for the payment of principal of, premium, if any, and interest, if any, on, a series of debt securities. We have initially appointed Wells Fargo Bank, National Association as our paying agent for any debt securities issued under the senior indenture and U.S. Bank National Association as our paying agent for any debt securities issued under the term indenture.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “Global Securities”). The Global Securities will be deposited with, or on behalf of, the Depositary, and registered in the name of Cede & Co., the nominee of DTC. So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered holder of such Global Security, DTC or such successor depositary or nominee will be considered the sole owner or holder of the securities represented by such Global Security. The registered holder of a security will be treated as the owner of it for all purposes. Except under the circumstance described below or as otherwise described in the applicable prospectus supplement, the securities will not be issuable in certificated form. Unless and until it is exchanged in whole or in part for the individual securities it represents, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC, a nominee of DTC to DTC or another nominee of DTC or DTC or any nominee of DTC to a successor depositary or any nominee of such successor.

Investors may elect to hold their interest in the Global Securities through either DTC, Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants though customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear.

In connection with any proposed transfer outside the book-entry only system, the holders of debt securities must provide to the applicable Trustee all information necessary to allow such Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Section 6045 of the Code. Such Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

DTC has advised us of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the SEC.

Purchases of ownership interests in Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued, or if, with respect to debt securities, an event of default has under the applicable Indenture occurred and is continuing.

To facilitate subsequent transfers, all Global Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of interests in the Global Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such ownership interests are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of a Global Security is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such Global Security to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts ownership interests in the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Redemption proceeds, distributions, dividend payments, payments of principal, premium, if any, and interest, if any, as applicable, on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of Participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions, dividend payments, payments of principal, premium, if any, and interest, if any, as applicable, to Cede & Co., or such other nominee as may be requested by an authorized representative of

DTC, is our responsibility, disbursement of payments to Direct Participants is the responsibility of DTC, and disbursement of payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as depositary with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depositary is not appointed by us within 90 days, definitive securities in registered certificated form are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Global Security certificates will be printed and delivered to DTC.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the Global Security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more Global Securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the Global Securities. Any beneficial interest in a Global Security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the Global Securities.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-

entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Payments with respect to securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by DTC for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the securities sold outside of the United States and cross-market transfers of the securities associated with secondary market trading.

Same-Day Settlement and Payment

The underwriters will settle the securities in immediately available funds. We will make all payments in respect of the securities in immediately available funds.

The securities will trade in DTC’s Same-Day Funds Settlement System until maturity or earlier redemption or until the securities are issued in certificated form, and secondary market trading activity in the securities will therefore be required by DTC to settle in immediately available funds.

Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the applicable procedures in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the securities to or receiving interests in the securities from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the securities received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the Business Day following the DTC settlement date. Such credits or any transactions involving interests in such securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of interests in the securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility or liability for the performance by DTC, Clearstream or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations, or for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other matter relating to the actions and practices of DTC, Clearstream or Euroclear or their respective participants or indirect participants.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. The operations and procedures of DTC, Clearstream and Euroclear are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at variable prices, which method may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices (or any combination of the foregoing).

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of General Motors Financial Company, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries at December 31, 2018 and for the year then ended, appearing in General Motors Financial Company, Inc.’s Annual Report on Form 10-K, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries as of December 31, 2017, and for each of the two years in the period ended December 31, 2017, incorporated in this prospectus by reference from General Motors Financial Company, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

GENERAL MOTORS FINANCIAL

COMPANY, INC.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

BNP PARIBAS

Citigroup

Deutsche Bank Securities

RBC Capital Markets

TD Securities

Co-Managers

CIBC Capital Markets

ING

Loop Capital Markets

Academy Securities

Blaylock Van, LLC

Ramirez & Co., Inc.

April 4, 2022